Exhibit 99.3

Consent of Independent Manager

Duke Energy Carolinas, LLC and Duke Energy Carolinas NC Storm Funding II LLC are filing a Registration Statement on Form SF-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of storm recovery bonds. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a manager of Duke Energy Carolinas NC Storm Funding II LLC in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Bernard J. Angelo
Name: Bernard J. Angelo